                                                                   Exhibit 10.28

                                                                [QUESTCOR
                                                          LETTERHEAD]

September 2, 2003                                           Charles J. Casamento
                                                       Chairman, President & CEO



R. Jerald Beers
3260 Whipple Road
Union City, CA  94587

Re: Offer of Employment

Dear Mr. Beers:

Questcor Pharmaceuticals, Inc. (the "Company") is pleased to offer you the position of Vice President, Marketing, a corporate officer, on the terms described below. Should you accept our offer of employment, your start date will be September 15, 2003.

You will report to Charles J. Casamento, Chief Executive Officer. Your office will be located at our facility in Union City, California. Of course, the Company may change your reporting responsibilities, position, duties, and work location from time to time, as it deems necessary.

Your base compensation will be $184,000 per annum ($7,666.66 semi-monthly) less all amounts the Company is required to hold under applicable laws. Effective January 1, 2004, you will be a participant in the annual management incentive program for executives, which has been approved by the Compensation Committee. Your incentive bonus will be based on the attainment of specific milestones during each calendar year. The milestones will be communicated to you in writing by Mr. Casamento following the start of your employment and will be updated annually as part of the performance review process. Your maximum bonus opportunity will be 33% of your base compensation earnings in the calendar year to which it applies. The Company will provide you a relocation allowance of an amount not to exceed $75,000, to cover all reasonable and customary expenses associated with your relocation to the San Francisco Bay area. Those expenses paid by you which affect your income tax liability will be "grossed-up" accordingly. In addition, as soon as administratively practicable following the start of your employment, the Company will provide you with a change of control agreement commensurate with your position.

You will be eligible to participate in the Company's various benefit plans including medical, dental and vision insurance, as well as life, accidental death and disability insurance. You will receive 16 days of paid vacation per calendar year, in addition to 12 paid regular holidays and two paid floating holidays. You will also be eligible to participate in the Company's 401(k) Plan,
Section 529 College Savings Program and Employee Stock Purchase Plan. The eligibility requirements for these plans are explained in the Company's Employee Handbook, and in the case of the Company's 401(k) Plan, in the 401(k) Plan's summary plan description. A copy of the Employee Handbook and the 401(k) Plan's summary plan description will be provided to you. Please read them carefully. Of course, to the extent the provisions of the various plans are inconsistent with the provisions of the Employee Handbook or summary plan description, the plan provisions will control.

As you no doubt appreciate, as a Company employee, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information and sign the Policy Against Insider Trading.

The Company's management has in effect an employee stock option plan to recognize the talent and skills our employees bring to the Company. Management will recommend to the Board of Directors that, at the time you join the Company, the Company grant to you an option under the stock option plan to purchase 300,000 shares of the Common Stock of the Company at an exercise price equal to 100% of the closing price of the Company's Common Stock on the date prior to approval by the Board of Directors. One-eighth (1/8th) of these options will vest after six (6) months of employment and thereafter the remaining shares will vest at the rate of 1/48th of the total grant on each monthly anniversary of your continued employment with the Company. The option will be subject to the terms and conditions of the Company's stock option plan and your stock option agreement.

The Company will review your performance in accordance with the Employee Handbook, to assess your accomplishment of milestones and goals, which the Company reasonably sets for you. The Company will consider whether and when you should receive increases in your compensation and benefits as described therein based on such accomplishments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by the Chief Executive Officer or the Chief Financial Officer.

Any and all disputes connected with, relating to or arising from your employment with the Company will be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association as presently in force. The only claims not covered by this Agreement are claims for benefits under the unemployment insurance or workers' compensation laws. Any such arbitration will take place in Alameda County, California. The parties hereby incorporate into this agreement all of the arbitration provisions of Section 1283.05 of the California Code of Civil Procedure. The Company understands and agrees that it will bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator. Each side will bear its own attorneys' fees, and the arbitrator will not have authority to award attorneys' fees unless a statutory section at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator has authority to make such

                                       2.

award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means that you are waiving any right to a jury trial, and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, express or implied. In the event you accept this employment offer, the terms set forth in this letter will comprise our final, complete and exclusive agreement with respect to the subject matter of this letter. Thus, by accepting this employment offer and signing this offer letter, you agree to be bound by its terms and conditions. As required by law, the Company's offer is subject to satisfactory proof of your right to work in the United States no later than three days after your employment begins.

Please sign and date this letter, and return it to me as soon as possible. This offer terminates if it is not signed and delivered to me by September 2, 2003. A facsimile copy will suffice for this purpose, so long as an original signature is delivered when you commence employment. My confidential facsimile number is
(510) 400- 0710.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Charles J. Casamento

Charles J. Casamento
Chairman, President and Chief Executive Officer

I hereby acknowledge that I have read the foregoing letter and agree to be bound by all of its terms and conditions:

/s/ R. Jerald Beers
-------------------------------------
       R. Jerald Beers

September 2, 2003
-------------------------------------
       Date

                                       3.